Exhibit 10.1

EVERGY, INC.
EXECUTIVE SEVERANCE PLAN
(Effective as of November 6, 2019)

1.	Preamble.
Evergy, Inc. hereby adopts this Evergy, Inc. Executive Severance Plan (this “Plan”), as a top-hat welfare plan under the Employee Retirement Income Security Act of 1974, effective as of November 6, 2019.

2.	Certain Definitions.
As used herein, the terms identified below shall have the meanings indicated:
Administrator. “Administrator” means the Committee.
Affiliate. “Affiliate” means any person with whom Evergy would be considered a single employer under Code Sections 414(b) or 414(c).
Board. “Board” means the Board of Directors of Evergy.
Cause. “Cause” means (i) fraud, embezzlement or material misappropriation of any of the Company’s funds, Confidential Information or property; (ii) indictment for or the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful; (iii) any willful action or omission by the Eligible Executive that (I) (A) would constitute grounds for immediate dismissal under any employment policy of the Company, (B) is a material violation of such policy and (C) in the determination of the Committee, could result in damage, liability or reputational harm to the Company, including use of illegal drugs while on the premises of the Company, or (II) is a violation of sexual harassment laws or the internal sexual harassment policy of the Company; (iv) gross negligence or willful misconduct in performance of the Eligible Executive’s duties or in following reasonable instructions of the Board; or (v) any material breach or violation of any material provision of the restrictive covenants set forth in Appendix A.
CIC Agreement. “CIC Agreement” means a Change in Control Severance Agreement between the Eligible Executive and Evergy, which agreement provides for certain severance benefits upon certain types of involuntary terminations of employment with the Company in connection with a change in control of Evergy.
COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.
Committee. “Committee” means the Compensation and Leadership Development Committee of the Board.

Company. “Company” means, except as the context requires otherwise, collectively, Evergy, Inc., its successors and assigns and/or any Affiliate thereof, as applicable.
Confidential Information. “Confidential Information” means: (1) any and all trade secrets concerning the business and affairs of the Company; product specifications; data; know-how; formulae; algorithms; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing or distribution methods and processes; customer lists; current and anticipated customer requirements; price lists; market studies; business plans; computer software and programs (including object code and source code); computer software and database technologies; systems; structures; and architectures; (2) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) and (3) notes, analyses, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, or any information included in the foregoing, whether reduced to writing or not and which has not become publicly known or made generally available through no wrongful act of the Eligible Executive or others who were under confidentiality obligations as to the item or items involved.
Date of Termination. “Date of Termination” means (i) if the Eligible Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date permitted to be specified therein, as the case may be, (ii) if the Eligible Executive’s employment is terminated by the Company other than for Cause, or by reason of death or Disability, the Date of Termination shall be the date on which the Company notifies the Eligible Executive of such termination, or any later date permitted to be specified therein, (iii) if the Eligible Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Eligible Executive or the Disability Effective Date, as the case may be and (iv) if the Eligible Executive’s employment is terminated by the Eligible Executive, the Date of Termination shall be the date on which the Eligible Executive notifies the Company in writing of such termination or any later date permitted to be specified therein, as the case may be.
Disability. “Disability” means an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident or health plan.
Disability Effective Date. “Disability Effective Date” means the 90th calendar day after the Company provides written notice to the Eligible Executive of its intention to terminate the Eligible Executive’s employment on account of a Disability and provided that during such 90 calendar day period the Eligible Executive shall not have returned to full-time performance of the Eligible Executive’s duties.
Effective Date. “Effective Date” means November 6, 2019.
Eligible Executive. “Eligible Executive” means, unless otherwise determined by the Committee, Evergy’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and any Vice President of Evergy appointed by the Board.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Evergy. “Evergy” means Evergy, Inc.
Notice of Termination. “Notice of Termination” means a written notice of termination which (i) indicates the general nature and basis for termination of the Eligible Executive’s employment and (ii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) calendar days after the giving of such notice), unless another date is mutually agreed upon between the Eligible Executive and the Company.
Qualifying Termination. “Qualifying Termination” means the occurrence while this Plan is in effect of an involuntary termination of an Eligible Executive’s employment with the Company without Cause and other than as a result of the Eligible Executive’s death or Disability. Notwithstanding the foregoing, an Eligible Executive does not experience a Qualifying Termination if the Eligible Executive is a party to a CIC Agreement and his or her termination of employment is covered by the operative provisions of that CIC Agreement (i.e., the Eligible Executive’s termination of employment occurs during either the “Pre-CIC Protected Period” or the “Post-Effective Period” as those terms are defined in the CIC Agreement). Notwithstanding the foregoing, a “Qualifying Termination” does not occur when an Eligible Executive’s employment with the Company is terminated solely as a result of or in connection with a sale or other divestiture by Evergy of a division, subsidiary or other business segment (including, without limitation, by sale of shares of stock or of assets) pursuant to which the Eligible Executive’s employer ceases to be the Company.
Severance Benefits. “Severance Benefits” means the benefits described in Sections 3(a)(ii), 3(a)(iii), 3(a)(iv), and 3(b).
Specified Employee. “Specified Employee” means any employee of the Company that Evergy determines is a Specified Employee within the meaning of Section 409A of the Code. Evergy shall determine whether an employee is a Specified Employee by applying Evergy’s Specified Employee Identification Procedure effective January 1, 2009, and if no longer in effect, by applying reasonable, objectively determinable identification procedures established by the Board (or a committee thereof) from time to time in accordance with Section 409A of the Code.
Termination Date. “Termination Date” means the date on which an Eligible Executive has a “separation from service,” within the meaning of Section 409A of the Code, from the Company. An Eligible Executive’s employment shall terminate automatically upon the Eligible Executive’s death, and such date of death shall be the Eligible Executive’s Termination Date. An Eligible Executive’s employment shall terminate automatically upon the Eligible Executive’s Disability Effective Date and such automatic termination date shall be the Eligible Executive’s Termination Date.

3.	Benefits upon a Qualifying Termination.
Subject to, and in accordance with, the terms and conditions of this Plan, an Eligible Executive who incurs a Qualifying Termination shall be entitled to receive the following:
(a)    Cash Payments.
(i)    Accrued Compensation. A cash amount equal to the sum of:
(A) the Eligible Executive’s base salary as of the Date of Termination that is accrued but not theretofore paid;
(B) any bonus earned with respect to the fiscal year of the Company immediately preceding the Qualifying Termination under a Company-sponsored annual incentive compensation plan, to the extent not theretofore paid;
(C) any accrued unpaid vacation pay; and
(ii)    Severance Compensation. A cash amount equal to the sum of:
(A) one (or two in the event the Eligible Executive is Evergy’s Chief Executive Officer) times the Eligible Executive’s current annual base salary in effect on the Date of Termination; and
(B) one (or two in the event the Eligible Executive is Evergy’s Chief Executive Officer) times the Eligible Executive’s target annual incentive award payable, pursuant to any Company-sponsored annual incentive compensation plan, to Eligible Executive by the Company with respect to the fiscal year of the Company in which the Qualifying Termination occurs.
(iii)    Pro Rata Target Incentive Award. A cash amount equal to the pro rata portion of the Eligible Executive’s target annual incentive award for the fiscal year in which the Qualifying Termination occurs, to the extent not theretofore paid. The pro rata portion of the Eligible Executive’s target annual incentive award shall be determined by multiplying the target annual incentive award for the year in which the Qualifying Termination occurs by a fraction, the numerator of which is the number of days elapsed through the Date of Termination for such year and the denominator of which is 365 or 366, as applicable.
(iv)    COBRA Severance Subsidy. A cash amount equal to twelve (12) (or twenty-four (24) if the Eligible Executive is Evergy’s Chief Executive Officer) times the Company’s monthly COBRA premium cost to cover the Eligible Executive and, if one or more of Eligible Executive’s dependents are, as of the Date of Termination, enrolled, such eligible dependents, under the Company’s health, vision and dental plans. This section shall not affect the Eligible Executive’s and his or her dependents’ right to elect COBRA coverage or any applicable state statute mandating health insurance continuation coverage.
(b)    Other Severance Benefits. The Eligible Executive is also entitled to the following additional benefits in the event of a Qualifying Termination:
(i)    Outplacement Services. The Company shall provide up to $25,000 in outplacement counseling services to the Eligible Executive through an outplacement counseling services provider selected by the Company, provided the Eligible Executive elects to engage such services within twelve (12) months of the Eligible Executive’s Date of Termination. Payment for such services will be paid by the Company directly to the provider. The Eligible Executive is not entitled to receive any cash value associated with this benefit if the Eligible Executive either does not timely utilize the outplacement counseling provider selected by the Company or fails to utilize the full potential benefit hereunder.
(ii)    Long-Term Incentive Award Vesting. An Eligible Executive who incurs a Qualifying Termination shall vest, if at all, in any previously granted long-term cash incentive awards and stock option, restricted stock, restricted stock unit, performance share, performance unit, or any other form of equity awards issued by the Company pursuant to a Company-approved long-term cash incentive or equity plan and held by the Eligible Executive on his or her Termination Date (each a “LTI Award”) in accordance with the following terms and conditions:
(A)    with respect to any time-vesting LTI Award (each a “Time-Vested Award”), a pro rata portion of the unvested portion of each such Time-Vested Award shall become vested upon the Eligible Executive’s Date of Termination, such pro rata portion equal to the excess of (x) the total number of shares subject to the Time-Vested Award, multiplied by a fraction, the numerator of which is the number of calendar days between the grant date of the Time-Vested Award and the Eligible Executive’s Date of Termination, and the denominator of which is the total number of calendar days between the grant date of the Time-Vested Award and the final vesting date for the Time-Vested Award, over (y) the number of shares originally subject to the Time-Vested Award and already vested as of the Date of Termination; and
(B)    with respect to any performance-vesting LTI award (each a “Performance-Vested Award”), a pro rata portion of that portion of the Performance-Vested Award that is earned based upon actual performance during the applicable performance period (but for the Eligible Executive’s termination), shall become vested, if at all, after the end of the applicable performance period during which performance is measured, such pro rata portion equal to the excess of (x) the total number of shares subject to the Performance-Vested Award that are earned based upon actual performance, multiplied by a fraction, the numerator of which is the number of calendar days between the grant date of the Performance-Vested Award and the Eligible Executive’s Date of Termination, and the denominator of which is total number of calendar days during the applicable performance period during which performance was measured, over (y) the number of shares originally subject to the Performance-Vested Award and already vested, if any, as of the Date of Termination.

4.	Payment Timing of Benefits upon a Qualifying Termination.
(a)    Subject to the terms of this Plan, and less any applicable taxes:
(i) amounts owed pursuant to Section 3(a)(i), 3(a)(iii) and Section 3(a)(iv) shall be paid in a lump sum as soon as administratively practicable (but in no event later than 90 days) after the Eligible Executive’s Date of Termination; and
(ii) amounts owed pursuant to Section 3(a)(ii) shall be paid in substantially equal installments in accordance with the Company’s regular payroll practices over a period of twelve (12) months commencing as soon as administratively practicable (but in no event later than 90 days) after the Eligible Executive’s Date of Termination.

(b)    Notwithstanding any other provision of this Plan, if the Eligible Executive is a Specified Employee on his or her Termination Date, any portion of the severance payment under this Plan which may constitute non-exempt “nonqualified deferred compensation” subject to Code Section 409A shall be delayed until the earlier of (i) the first business day after six-months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A; or (ii) the date the Eligible Executive dies following such Termination Date.

5.
Release and Adherence to Restrictive Covenants. In consideration of and as a condition precedent to receiving any of the Severance Benefits under this Plan, the Eligible Executive shall (i) execute and deliver to the Company a release of all claims in such form as requested by the Company not later than twenty-two (22) calendar days following the Eligible Executive’s Date of Termination (or any such longer period if required by applicable law and communicated to the Eligible Executive), (ii) not revoke the release during the seven (7) calendar day period following the date that the Eligible Executive executed the release (or any such longer period if required by applicable law and communicated to the Eligible Executive), and (iii) adhere to and remain in compliance with the restrictive covenants set forth in Appendix A, each of which may apply for a period of time after the termination of the Eligible Executive’s employment as described therein. For the avoidance of doubt, the Company is not required to provide any of the Severance Benefits under this Plan unless and until the Eligible Executive complies with the release execution and release nonrevocation requirements in the Plan.

6.	Administration/Amendment/Termination.
(a)Administrator. The Administrator has the sole discretionary authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties.
(b)Amendment and Termination. The Administrator expressly reserves the right to amend or terminate this Plan, in whole or in part, at any time and in any way; provided, however, no amendment that materially reduces an Eligible Executive’s rights or potential benefits under this Plan nor any termination of this Plan may become effective with respect to an Eligible Executive before the 90th calendar day after such amendment or termination is approved by the Administrator, unless such amendment or termination is consented to in writing by the Eligible Executive then participating in this Plan.

7.
Claims for Benefits. Benefits under this Plan in connection with a Qualifying Termination and eligible to be paid will normally commence without any requirement that an Eligible Executive make a special claim for benefits. In the event of any dispute as to whether benefits under this Plan are owed, or the amount of any such benefits, such dispute must be resolved through the Eligible Executive making a claim for such benefits and resolution occurring in accordance with the Claims Procedures set forth in Appendix B.

8.	Mandatory Arbitration.
(a)If the Company elects to terminate an Eligible Executive’s employment for Cause, the Company shall not be obligated to provide any Severance Benefits under this Plan. If there shall be any dispute or contest between the Company and an Eligible Executive as to whether such termination was for Cause, or in the event of any dispute, claim, question or disagreement arising from or relating to this Plan, then the resolution of such dispute or contest shall be finally determined by arbitration, which may be initiated by either the Company or the Eligible Executive, pursuant to the Federal Arbitration Act in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in Kansas City, Missouri or such other location as the parties in dispute hereafter may agree upon; and such proceedings will be conducted in the English language and shall be governed by the laws of the State of Missouri as such laws are applied to agreements between residents of the State entered into and to be performed entirely within the State. There shall be one arbitrator, as shall be agreed upon by the parties in dispute. In the absence of such agreement, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrator or arbitrators shall be individual(s) skilled in the legal and business aspects of the subject matter of this Plan and of the dispute. The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without right of appeal, it being the intent of the parties that such decision, and, irrespective of any contrary provision of the laws of the State respecting rights of appeal, such decision may not be appealed.
(b)If the final and binding decision of the arbitrator(s) is in favor of the Eligible Executive, then the Eligible Executive shall receive all payments and benefits contemplated by this Plan, plus interest on any delayed payment or benefit at one hundred twenty percent (120%) of the Federal Short-Term Rate under Section 1274(d) of the Code. In no event may the arbitrator or arbitrators award any consequential, punitive, special or other damages of any kind. Notwithstanding the foregoing, nothing in this Plan is intended to, or shall be construed as, affecting the rights and obligations of the Eligible Executive and the Company to submit any dispute (other than such disputes contemplated by, and resolved in accordance with, this Plan ) to the appropriate dispute resolution process in accordance with any applicable dispute resolution plan intended to provide a procedural mechanism, whether exclusive or non-exclusive, for the resolution of any and all disputes between the Company and its present or former employees.
(c)Nothing in this Plan shall preclude the Eligible Executive from filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency. However, the Eligible Executive shall not and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person, agency or other governmental body of the United States or any other jurisdiction.

9.	Miscellaneous Provisions.
(a)Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.
(b)Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Eligible Executive shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Eligible Executive dies before the end of the period over which such Eligible Executive is entitled to receive Severance Benefits under this Plan, the

Severance Benefits payable hereunder shall be paid to the estate of such Eligible Executive or to the person who acquired the rights to such benefits by bequest or inheritance (the “Beneficiary”), provided such Beneficiary satisfies the release requirements in this Plan. Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Eligible Executive, nor shall it be subject to attachment or legal process for, or against, the Eligible Executive and the same shall not be recognized under this Plan.
(c)Successors of the Company. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(d)No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility and benefits. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is “at will.” As such, termination of employment may be initiated by the Eligible Executive or by the Company at any time for any reason that is not unlawful, with or without Cause.
(e)Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Missouri, without regard to any conflict of law principles. Subject to the mandatory arbitration provisions of this Plan and Appendix B, any action concerning this Plan shall be brought in a court of competent jurisdiction in Jackson County, Missouri, and each party consents to the venue and jurisdiction of such court.
(f)Entire Plan. This Plan constitutes the Company’s entire plan for Eligible Executives who experience a Qualifying Termination and supersedes any and all previous representations, understandings and plans with respect to the same subject matter.
(g)Severability and Interpretation. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.
(h)No Mitigation Required. The Eligible Executive shall not be required to seek other employment, and the amount of any payment or benefit provided for under this Plan will not be reduced by any compensation earned by the Eligible Executive as the result of employment by another employer after the date of termination, or otherwise.

(i)Prohibition of Payments by Regulatory Agencies. Notwithstanding anything to the contrary contained in this Plan, the Company shall not be obligated to make any payment to an Eligible Executive under this Plan if the payment would violate any rule, regulation or order of any regulatory agency having jurisdiction over the Company.
(j)Validity. If any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.
(k)Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.
(l)Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A of the Code, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and shall be administered and interpreted in accordance with such intent. Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Any reference in this Plan to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A of the Code. Each payment (including each installment payment) under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Eligible Executive shall have submitted an invoice for such fees and expenses at least ten (10) calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Eligible Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the end of the third year following the year in which the Eligible Executive’s Termination Date occurred.
(m)Clawback. Notwithstanding any other provisions of this Plan, any benefits paid or provided under this Plan that is subject to recovery under any law, government regulation or Company policy will be subject to deduction and clawback as may be required by any such law, regulation or policy. In addition, if the Company becomes aware, after the Eligible Executive’s Termination Date, of conduct on the part of the Eligible Executive while employed that would be grounds for a termination of employment for Cause, or the Eligible Executive violates the terms and conditions of this Plan, then the Committee may (i) cause the Company to terminate providing Severance Benefits under this Plan and/or (ii) recoup from Eligible Executive any amount, or the value of any Severance Benefit, that was paid or provided to the Eligible Executive under this Plan or any other Company compensatory arrangement in which Eligible Executive participates, as permitted by law.

(n)Nonduplication of Benefits. Notwithstanding anything in this Plan to the contrary, an Eligible Executive is only entitled to the benefits of this Plan, if at all, if the Eligible Executive is not also receiving or making a claim for benefits under the Eligible Executive’s CIC Agreement. In the event that the Eligible Executive is also eligible to receive benefits under any other Company-sponsored severance policy, plan or program, the benefits of this Plan shall be the only benefits available to the Eligible Executive, and the Eligible Executive shall not be entitled to benefits under any other severance policy, plan or program. No duplication of benefits is intended or allowed.
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APPENDIX A
RESTRICTIVE COVENANTS UNDER THE EVERGY, INC. EXECUTIVE SEVERANCE PLAN
Subject to the conditions and limitations of this Plan, an Eligible Executive who experiences a Qualifying Termination shall be entitled to receive Severance Benefits under this Plan only if the Eligible Executive executes a release agreement and waiver of claims provided by the Company. The Eligible Executive will also be subject to the restrictive covenants set forth below. All capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in this Plan.
A.1.    Nondisclosure of Confidential Information. Each Eligible Executive shall hold in confidence for the benefit of the Company all Confidential Information. By receiving Severance Benefits under this Plan, each Eligible Executive agrees that Eligible Executive will not disclose any Confidential Information to any person or entity other than the Company and those designated by it, either during or subsequent to the Eligible Executive’s employment by the Company, nor will the Eligible Executive use any Confidential Information, except (i) in the regular course of the Eligible Executive’s employment by the Company, without the prior written consent of the Company or (ii) as may otherwise be required by law or legal process.
A.2.    Actions Upon Termination; Assistance with Claims. Upon the Eligible Executive’s employment termination for whatever reason, the Eligible Executive shall neither take or copy nor allow a third party to take or copy, and shall deliver to the Company all property of the Company, including, but not limited to, all Confidential Information regardless of the medium (i.e., hard copy, computer disk, CD ROM, USB flash drive, email, external hard drive) on which the information is contained. During and after the Eligible Executive’s employment by the Company, the Eligible Executive will provide reasonable assistance to the Company in the defense of any claims or potential claims that may be made or threatened to be made against the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and will provide reasonable assistance to the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Eligible Executive’s employment by the Company. For the avoidance of doubt, reasonable assistance would not include the Eligible Executive being required to provide information that could reasonably result in criminal or civil charges or penalties being assessed or imposed against Executive in his or her individual capacity. Executive shall, unless precluded by law, promptly inform the Company if the Eligible Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Eligible Executive also shall, unless precluded by law, promptly inform the Company if the Eligible Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.
A.3.    Limitations on Confidentiality and Nondisclosure. Notwithstanding any other provision in this Plan to the contrary, nothing in this Appendix A or this Plan prohibits an Eligible Executive from (i) reporting possible violations of federal or state law or regulation to any government agency or entity, including the EEOC, DOL, Department of Justice, Securities and Exchange Commission, Department of Defense, Congress and any agency Inspector General (“Governmental Agencies”), (ii) communicating with any Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company, or (iii) making other disclosures that are protected under the whistleblower provisions of applicable law. An Eligible Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
A.4.    Nonsolicitation of Employees. During the Eligible Executive’s employment and for a period of twelve (12) months thereafter, the Eligible Executive shall not, without the consent of the Company, directly or indirectly solicit any current employee of the Company, to leave such employment and join or become affiliated with any business that is in direct competition with the business conducted by the Company within the Geographic Area.
A.5.    Non-disparagement. The Eligible Executive shall refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director.
A.6.    Irreparable Harm; Remedies. Each Eligible Executive acknowledges that: (i) the Eligible Executive’s compliance with this Appendix A is necessary to preserve and protect the Confidential Information, and the goodwill of the Company as going concerns; (ii) any failure by the Eligible Executive to comply with the provisions of this Appendix A may result in irreparable and continuing injury for which there may be no adequate remedy at law; and (iii) in the event that the Eligible Executive should fail to comply with the terms and conditions of this Appendix A, the Company shall be entitled, in addition to such other relief as may be proper, to seek all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Eligible Executive to comply with this Appendix A, to restore to the Company its property, and to make the Company whole.
A.7.    Unenforceability. If any provision(s) of this Appendix A or this Plan shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Appendix A or this Plan, as the case may require, and this Appendix A and this Plan shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.
A.8.    Company’s Right to Notify Subsequent Employers. The Company may do all necessary things, and take all necessary action, in the Company’s discretion, to protect its rights under this Plan, including, without limitation, notifying any subsequent employer, partner or business associate of the Eligible Executive of the existence of (and furnishing to any such person) the provisions of this Appendix A.
A.9.    Other Agreements. The Eligible Executive hereby represents that the Eligible Executive’s employment with the Company will not breach the terms of any agreement with any previous employer or other third party including, without limitation, any requirement to refrain from directly or indirectly competing with the business or soliciting the customers of such previous employer or any other party. The Eligible Executive further represents that the Eligible Executive’s performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Eligible Executive in confidence or in trust before the Eligible Executive’s employment with Company. The Eligible Executive agrees not to disclose to the Company or induce the Company to use any confidential proprietary information or material belonging to any previous employers or others.

APPENDIX B
CLAIMS PROCEDURES
A request for a Plan benefit shall be filed with the Chairperson of the Committee or his or her designee, on a form prescribed by the Committee. Such a request, hereinafter referred to as a “claim,” will be deemed filed when the executed claim form is received by the Chairperson of the Committee or his or her designee.
The Chairperson of the Committee or his or her designee shall decide such a claim within a reasonable time after it is received. If a claim is wholly or partially denied, the claimant will be furnished a written notice setting forth, in a manner calculated to be understood by the claimant:

(a)	The specific reason or reasons for the denial;

(b)	A specific reference to pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and

(d)
Appropriate information as to the steps to be taken if the claimant wishes to appeal his or her claim, including the period in which the appeal must be filed and the period in which it will be decided.

The notice will be furnished to the claimant within 90 calendar days after receipt of the claim by the Chairperson of the Committee or his or her designee, unless special circumstances require an extension of time for processing the claim. No extension will be for more than 90 calendar days after the end of the initial 90-calendar day period. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial 90-calendar day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which a final decision will be rendered.
If a claim is denied, in whole or in part, the claimant may appeal the denial to the full Committee, upon written notice to the Chairperson thereof. The claimant may review documents pertinent to the appeal and may submit issues and comments in writing to the Committee. No appeal will be considered unless it is received by the Committee within 90 calendar days after receipt by the claimant of written notification of denial of the claim. The Committee shall decide the appeal within 60 calendar days after it is received. However, if special circumstances require an extension of time for processing, a decision will be rendered as soon as possible, but not later than 120 calendar days after the appeal is received. If such an extension of time for deciding the appeal is required, written notice of the extension shall be furnished to the claimant before the commencement of the extension. The Committee’s decision will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions upon which the decision is based.

EVERGY, INC. EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF
THE TERMS AND CONDITIONS OF THE PLAN

Evergy, Inc. (“Evergy”) has established the Evergy, Inc. Executive Severance Plan (the “Plan”). The Plan provides severance payments and benefits to certain eligible executives in the event of a Qualifying Termination (as defined in the Plan). You are eligible to participate in the Plan.

By the signatures below of the representative of Evergy and the Eligible Executive named herein, the Company (as defined in the Plan) and the Eligible Executive agree that the Company hereby designates the Eligible Executive as eligible to participate in the Plan, and the Eligible Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Eligible Executive: «FirstName» «LastName»
Date of Eligibility and Participation: «Date»

At Will Employment. Nothing in this Acknowledgment and Acceptance or in the Plan confers upon the Eligible Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Eligible Executive, which rights are hereby expressly reserved by each, terminate the Eligible Executive’s employment at any time for any reason.

Amendment and Termination of Plan. The Company reserves the right, on a case-by-case basis or on a general basis, to amend or terminate the Plan in accordance with the terms of the Plan. No amendment or termination shall eliminate or reduce any benefit with respect to any Eligible Executive who experiences a Qualifying Termination that occurs on or before such amendment or termination becomes effective.

Nonduplication of Benefits under Change in Control Agreement. The Eligible Executive agrees that the Eligible Executive is only entitled to the benefits of this Plan, if at all, if the Eligible Executive is not also receiving or making a claim for benefits under the Eligible Executive’s CIC Agreement. In the event that the Eligible Executive is also eligible to receive benefits under any other Company-sponsored severance policy, plan or program, the Eligible Executive agrees that the benefits of this Plan shall be the only benefits available to the Eligible Executive, and the Eligible Executive shall not be entitled to benefits under any other severance policy, plan or program. No duplication of benefits is intended or allowed.

Eligible Executive:	Evergy, Inc.
By:________________________	By:____________________
Name:_____________________	Name:__________________
Title:___________________

Attachment:
Evergy, Inc. Executive Severance Plan